Exhibit 4.4

DESCRIPTION OF THE REGISTRANT’S SECURITIES REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934

As of December 31, 2025, Chiron Real Estate Inc. (the “Company,” “we,”, “our” and “us” refer solely to Chiron Real Estate Inc. and not its subsidiaries) has three classes of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”): (i) our common stock, par value $0.001 per share, (ii) our 7.50% Series A Cumulative Redeemable Preferred Stock, par value $0.001 per share (the “Series A Preferred Stock”), and (iii) our 8.00% Series B Cumulative Redeemable Preferred Stock, par value $0.001 per share (the “Series B Preferred Stock”).

The following description of our common stock, our Series A Preferred Stock and our Series B Preferred Stock is a summary and does not purport to be complete. The description of our stock may not contain all the information that is important to you and is qualified in its entirety by reference to our charter and bylaws, copies of which are filed as exhibits to our Annual Report on Form 10-K.

General

Our charter provides that we may issue up to 100,000,000 shares of common stock, $0.001 par value per share, and up to 10,000,000 shares of preferred stock, $0.001 par value per share. Our charter authorizes our board of directors to amend our charter to increase or decrease the aggregate number of authorized shares or the number of shares of any class or series without stockholder approval.

Description of Common Stock

Our charter provides that we may issue up to 100,000,000 shares of common stock, $0.001 par value per share. Under Maryland law, stockholders are not personally liable for the obligations of a corporation solely as a result of their status as stockholders.

Dividends; Liquidation. Subject to the preferential rights, if any, of holders of any other class or series of stock, including our Series A Preferred Stock and Series B Preferred Stock, and to the provisions of our charter regarding the restrictions on ownership and transfer of stock, holders of shares of our common stock are entitled to receive distributions on such shares out of assets legally available therefor if, as and when authorized by our board of directors and declared by us, and the holders of our common stock are entitled to share ratably in our assets legally available for distribution to our stockholders in the event of our liquidation, dissolution or winding up after payment of or adequate provision for all of our known debts and liabilities, and subject to the rights of holders of our preferred stock, including our Series A Preferred Stock and Series B Preferred Stock, if outstanding at such time.

Voting Rights. Subject to the provisions of our charter regarding the restrictions on ownership and transfer of shares of stock and except as may otherwise be specified in the terms of any class or series of stock, each outstanding share of common stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors, and, except as provided with respect to any other class or series of stock, the holder of such share of common stock will possess the exclusive voting power. There is no cumulative voting in the election of our directors, which means that the stockholders entitled to cast a majority of the votes entitled to be cast in the election of directors can elect all of the directors then standing for election, and the remaining stockholders will not be able to elect any directors. Directors are elected by a majority of all the votes cast at a meeting of stockholders duly called and at which a quorum is present if the election is uncontested.

Other. Holders of our common stock have no preference, conversion, exchange, sinking fund, redemption or appraisal rights and have no preemptive rights to subscribe for any of our securities. Subject to the restrictions on ownership and transfer of stock contained in our charter and the terms of any other class or series of stock, all our shares of common stock have equal dividend, liquidation and other rights.

Under the Maryland General Corporation Law (the “MGCL”), a Maryland corporation generally cannot dissolve, amend its charter, merge, convert or consolidate with another entity, sell all or substantially all of its assets or engage in a statutory share exchange, unless the action is advised by our board of directors and approved by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter, unless a lesser percentage (but not less than a majority) is specified in the corporation’s charter. Our charter provides that, except for amendments to the provisions of our charter relating to (i) the removal of directors, (ii) the restrictions on ownership and transfer of our capital stock and (iii) the vote required to amend such provisions (each of which requires the affirmative vote of stockholders entitled to cast not less than two-thirds of all the votes to be cast on the matter) and certain amendments that require, pursuant to the MGCL, only approval by our board of directors, these actions may be taken only if advised by our board of directors and approved by the affirmative vote of stockholders entitled to cast a majority of all the votes entitled to be cast on the matter.

Listing. Our common stock is currently listed on the NYSE under the symbol “XRN.”

Transfer Agent and Registrar. The transfer agent and registrar for our common stock is Equiniti Trust Company, LLC.

Description of Series A Preferred Stock

3,105,000 shares of preferred stock have been designated as shares of Series A Preferred Stock.

Reopening. The articles supplementary establishing our Series A Preferred Stock permit us to “reopen” this series, without the consent of the holders of our Series A Preferred Stock, in order to issue additional shares of Series A Preferred Stock from time to time. We may in the future issue additional shares of Series A Preferred Stock without the consent of the holders of Series A Preferred Stock. Any additional shares of Series A Preferred Stock will have the same terms as our current Series A Preferred Stock. These additional shares of Series A Preferred Stock will, together with our current Series A Preferred Stock, constitute a single series of securities.

Maturity. Our Series A Preferred Stock has no stated maturity and is not subject to any sinking fund or mandatory redemption, and will remain outstanding indefinitely unless and until (i) we redeem such Series A Preferred Stock at our option as described below in “— Redemption,” or (ii) they are converted by the holder of such Series A Preferred Stock in the event of a Change of Control as described below in “— Conversion Right upon a Change of Control.”

Ranking. Our Series A Preferred Stock ranks, with respect to dividend rights and rights upon our liquidation, dissolution or winding up:

1)

senior to our common stock and to any other class or series of our equity shares with terms specifically providing that those equity shares rank junior to the Series A Preferred Stock with respect to rights of dividend payments and the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of the Company (“junior equity shares”);

2)

on parity with any other preferred or convertible preferred stock, the terms of which provide for cumulative dividends, other than the securities referred to in the immediately preceding and immediately following bullets (“parity equity shares”); and

3)

junior to all equity shares issued by us with terms specifically providing that those equity shares rank senior to the Series A Preferred Stock with respect to rights of dividend payments and the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of the Company, which issuance is subject to the approval of the holders of two-thirds of the outstanding Series A Preferred Stock and any parity equity shares.

The term “equity shares” does not include convertible debt securities, which debt securities would rank senior to the Series A Preferred Stock.

Dividends. Holders of Series A Preferred Stock are entitled to receive, when, as and if declared by our board of directors or a duly authorized committee of the board of directors, out of funds legally available for the payment of dividends under Maryland law, cumulative cash dividends from the original issue date or the immediately preceding dividend payment date, as applicable, quarterly in arrears on January 31, April 30, July 31 and October 31 of each year (each, a “dividend payment date”). These cumulative cash dividends will accrue on the liquidation preference amount of $25.00 per share at a rate per annum equal to 7.50% of the liquidation preference of $25.00 per share (equivalent to $1.875 per share) with respect to each dividend period from and including the original issue date. If we issue additional shares of Series A Preferred Stock after the original issue date, dividends on such shares will accrue from the original issue date or the most recent dividend payment date at which dividends were paid in full.

Dividends will be payable to holders of record as of 5:00 p.m., New York time, on the related record date. The record dates for the Series A Preferred Stock are the January 15, April 15, July 15 or October 15 immediately preceding the relevant dividend payment date (each, a “dividend record date”). The term “business day” means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close in The City of New York.

A dividend period is the period from and including a dividend payment date to, but excluding, the next dividend payment date or any earlier redemption date. Dividends payable on the Series A Preferred Stock will be computed based on a 360-day year consisting of twelve 30-day months and will be calculated from the original issue date.

Notwithstanding the foregoing, dividends on the Series A Preferred Stock will accrue whether or not funds are legally available for the payment of those dividends, whether or not we have earnings and whether or not those dividends are authorized. No interest, or sum in lieu of interest, will be payable in respect of any dividend payment or payments on the Series A Preferred Stock which may be in arrears, and holders of the Series A Preferred Stock will not be entitled to any dividends in excess of full cumulative dividends described above. Any dividend payment made on the Series A Preferred Stock shall be first credited against the earliest accumulated but unpaid dividend due with respect to those shares.

If, for any taxable year, we designate as a “capital gain dividend,” as defined in Section 857 of the Internal Revenue Code of 1986, as amended (the “Code”), which we refer to as a Capital Gains Amount, any portion of the dividends, as determined for U.S. federal income tax purposes, paid or made available for that year to holders of all classes of our shares of capital stock, then, except as otherwise required by applicable law, the portion of the Capital Gains Amount that shall be allocable to the holders of the Series A Preferred Stock will be in proportion to the amount that the total dividends, as determined for U.S. federal income tax purposes, paid or made available to holders of Series A Preferred Stock for the year bears to the total dividends paid or made available for that year to holders of all classes of our shares of capital stock. In addition, except as otherwise required by applicable law, we will make a similar allocation with respect to any undistributed long-term capital gains that are to be included in our stockholders’ long-term capital gains based on the allocation of the Capital Gains Amount that would have resulted if those undistributed long-term capital gains had been distributed as “capital gain dividends” by us to our stockholders.

Our Series A Preferred Stock ranks junior as to payment of dividends to any class or series of our preferred stock that we may issue in the future that is expressly stated to be senior as to payment of dividends and the distribution of assets upon liquidation, dissolution or winding up of the Company. If at any time we have failed to pay, on the applicable payment date, accrued dividends on any shares that rank in priority to the Series A Preferred Stock with respect to dividends, we may not pay any dividends on the Series A Preferred Stock or redeem or otherwise repurchase any Series A Preferred Stock until we have paid or set aside for payment the full amount of the unpaid dividends on the shares that rank in priority with respect to dividends that must, under the terms of such shares, be paid before we may pay dividends on, or redeem or repurchase, the Series A Preferred Stock.

So long as any shares of Series A Preferred Stock remain outstanding, no dividend or distribution shall be paid or declared on junior equity shares, and no junior equity shares shall be purchased, redeemed or otherwise acquired for consideration by us, directly or indirectly, during a dividend period, unless the full cumulative dividends on all outstanding shares of Series A Preferred Stock have been declared and paid (or declared and a sum sufficient for the payment thereof has been set aside).

The foregoing limitation does not apply to:

•	repurchases, redemptions or other acquisitions of junior equity shares of the Company in connection with any employee incentive or benefit plan;

•

an exchange, redemption, reclassification or conversion of any class or series of the Company’s junior equity shares, or any junior equity shares or securities of a subsidiary of the Company, for any class or series of the Company’s junior equity shares; or

•

any dividend in the form of shares of capital stock, warrants, options or other rights where the dividend security or the security issuable upon exercise of such warrants, options or other rights is the same security as that on which the dividend is being paid or ranks equal or junior to that security.

When dividends are not paid (or duly provided for) on any dividend payment date (or, in the case of parity equity shares having dividend payment dates different from the dividend payment dates pertaining to the Series A Preferred Stock, on a dividend payment date falling within the related dividend period for Series A Preferred Stock) in full upon the Series A Preferred Stock and other parity equity shares, all dividends declared upon the Series A Preferred Stock and all such parity equity shares payable on such dividend payment date (or, in the case of parity equity shares having dividend payment dates different from the dividend payment dates pertaining to the Series A Preferred Stock, on a dividend payment date falling within the related dividend period for the Series A Preferred Stock) shall be declared pro rata so that the respective amounts of such dividends shall bear the same ratio to each other as all accrued but unpaid dividends per share on the Series A Preferred Stock and all parity equity shares payable on such dividend payment date (or, in the case of parity equity shares having dividend payment dates different from the dividend payment dates pertaining to the Series A Preferred Stock, on a dividend payment date falling within the related dividend period for the Series A Preferred Stock) bear to each other.

Our board of directors will not authorize and we will not pay or set apart for payment dividends on our Series A Preferred Stock at any time when the terms and provisions of any agreement of ours, including any agreement relating to our indebtedness, prohibits the authorization, payment or setting apart for payment or provides that the authorization, payment or setting apart for payment would constitute a breach of the agreement or a default under the agreement, or if the authorization, payment or setting apart for payment shall be restricted or prohibited by law. We also have the right to withhold, from any amounts otherwise payable to you, with respect to all distributions (deemed or actual) to the extent that withholding is or was required for such distributions under applicable tax withholding rules.

Future distributions on our Series A Preferred Stock will be at the discretion of our board of directors and will depend on, among other things, our results of operations, funds from operations, cash flow from operations, financial condition and capital requirements, the annual distribution requirements under the REIT provisions of the Code, our debt service requirements and any other factors our board of directors deems relevant. In addition, our revolving credit facility contains provisions that could limit or, in certain cases, prohibit the payment of distributions on our common stock and preferred stock, including the Series A Preferred Stock. Accordingly, although we expect to pay scheduled cash dividends on our Series A Preferred Stock, we cannot guarantee that we will maintain these distributions or what the actual distributions will be for any future period.

Subject to the foregoing, dividends (payable in cash, shares or otherwise) may be determined by our board of directors (or a duly authorized committee of the board of directors) and may be declared and paid on our common stock and any shares of capital stock ranking, as to dividends, equally with or junior to the Series A Preferred Stock from time to time out of any funds legally available for such payment, and the Series A Preferred Stock shall not be entitled to participate in any such dividend.

Liquidation Rights. Upon any voluntary or involuntary liquidation, dissolution or winding up of the Company, holders of our Series A Preferred Stock are entitled to receive out of assets of the Company available for distribution to stockholders, after satisfaction of liabilities to creditors, if any, and subject to the rights of holders of any shares of capital stock then outstanding ranking senior to or on a parity with the Series A Preferred Stock in respect of distributions upon liquidation, dissolution or winding up of the Company, and before any distribution of assets is made to holders of common stock or of any of our other classes or series of stock ranking junior to the Series A Preferred Stock as to such a distribution, a liquidating distribution in the amount of $25.00 per share, plus accumulated and unpaid dividends (whether or not authorized or declared) through but excluding the date of the final distribution to such holders. Holders of the Series A Preferred Stock will not be entitled to any other amounts from us after they have received their full liquidation preference.

In any such distribution, if the assets of the Company are not sufficient to pay the liquidation preferences in full to all holders of the Series A Preferred Stock and all holders of any of our other shares of capital stock ranking equally as to such distribution with the Series A Preferred Stock, the amounts paid to the holders of Series A Preferred Stock and to the holders of all such other shares will be paid pro rata in accordance with the respective aggregate liquidation preferences of those holders. In any such distribution, the “liquidation preference” of any holder of preferred stock means the amount otherwise payable to such holder in such distribution (assuming no limitation on our assets available for such distribution), including any accumulated but unpaid dividends (whether or not authorized or declared). If the liquidation preference has been paid in full to all holders of Series A Preferred Stock and any of our other shares of capital stock ranking equally as to the liquidation preference, the holders of our shares of capital stock ranking junior as to the liquidation preference shall be entitled to receive all remaining assets of the Company according to their respective rights and preferences.

For purposes of this section, the merger or consolidation of the Company with or into any other entity, a statutory share exchange or the sale, transfer or conveyance of all or substantially all of the assets of the Company, for cash, securities or other property shall not constitute a liquidation, dissolution or winding up of the Company. See “— Conversion Right upon a Change of Control” below for information about conversion of the Series A Preferred Stock in the event of a change of control of the Company.

Limited Voting Rights. Holders of the Series A Preferred Stock generally will have no voting rights. However, if we are in arrears on dividends, whether or not authorized or declared, on the Series A Preferred Stock for six or more quarterly periods, whether or not consecutive, holders of Series A Preferred Stock (voting as a single class together with the holders of all other classes or series of parity preferred stock and upon which like voting rights have been conferred and are exercisable) will be entitled to elect two additional directors at a special meeting called upon the request of at least 10% of such holders or at our next annual meeting and each subsequent annual meeting of stockholders, each additional director being referred to as a “Preferred Stock Director,” until all unpaid dividends with respect to the Series A Preferred Stock and such other classes or series of preferred stock with like voting rights have been paid. Each Preferred Stock Director will be elected by a plurality of the votes cast by the outstanding shares of Series A Preferred Stock and any other series of parity equity shares with like voting rights, voting together as a single class. Special meetings called in accordance with the provisions described in this paragraph shall be subject to the procedures in our bylaws, except that we, rather than the holders of Series A Preferred Stock or any other class or series of parity preferred stock entitled to vote thereon when they have the voting rights described above (voting together as a single class), will pay all costs and expenses of calling and holding the meeting.

Any Preferred Stock Director may be removed at any time with or without cause by the vote of, and may not be removed otherwise than by the vote of, the holders of record of a majority of the outstanding shares of Series A Preferred Stock and all other classes or series of parity preferred stock entitled to vote thereon when they have the voting rights described above (voting together as a single class). So long as a dividend arrearage continues, any vacancy in the office of a Preferred Stock Director may be filled by written consent of the Preferred Stock Director remaining in office, or if none remains in office, by a plurality of the votes cast by the outstanding shares of Series A Preferred Stock when they have the voting rights described above (voting as a single class with all other classes or series of parity preferred stock upon which like voting rights have been conferred and are exercisable).

So long as any shares of Series A Preferred Stock remain outstanding, we will not, without the affirmative vote or written consent of the holders of at least two-thirds of the then outstanding shares of Series A Preferred Stock and each other class or series of parity preferred stock with like voting rights (voting together as a single class), authorize, create, issue or increase the number of authorized or issued shares of, any class or series of equity shares ranking senior to the Series A Preferred Stock with respect to rights of dividend payments and the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of the Company, or reclassify any of our authorized equity shares into such equity shares, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase such equity shares. However, we may create additional classes of parity equity shares and junior equity shares, amend our charter and the articles supplementary establishing the Series A Preferred Stock to increase the authorized number of parity equity shares (including the shares of Series A Preferred Stock) and junior equity shares and issue additional series of parity equity shares and junior equity shares without the consent of any holder of Series A Preferred Stock.

In addition, the affirmative vote or written consent of the holders of at least two-thirds of the outstanding shares of Series A Preferred Stock and each other class or series of parity preferred stock with like voting rights (voting together as a single class) is required for us to amend, alter or repeal any provision of our charter, whether by merger, consolidation or otherwise, so as to materially and adversely affect the voting rights, powers or preferences of the

Series A Preferred Stock, unless the Series A Preferred Stock remains outstanding without the terms being materially adversely changed or is converted into or exchanged for preferred stock of the surviving entity having terms substantially similar to those of the Series A Preferred Stock. If such amendment to our charter disproportionately affects the terms of the Series A Preferred Stock relative to the terms of one or more other classes or series of parity preferred stock, the affirmative vote or written consent of the holders of at least two-thirds of the outstanding shares of Series A Preferred Stock at the time, voting separately as a class, is required.

In any matter in which holders of Series A Preferred Stock may vote (as expressly provided in the articles supplementary setting forth the terms of the Series A Preferred Stock), each share of Series A Preferred Stock shall be entitled to one vote per share.

Information Rights. During any period in which we are not subject to Section 13 or 15(d) of the Exchange Act and any shares of Series A Preferred Stock are outstanding, we will (i) post to our website or transmit by mail (or other permissible means under the Exchange Act) to all holders of Series A Preferred Stock, as their names and addresses appear on our record books and without cost to such holders, copies of the Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, respectively, that we would have been required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act if we were subject thereto (other than any exhibits that would have been required) and (ii) promptly, upon request, supply copies of such reports to any holders or prospective holder of Series A Preferred Stock. We will post to our website or mail (or otherwise provide) the information to the holders of the Series A Preferred Stock within 15 days after the respective dates by which a report on Form 10-K or Form 10-Q, as the case may be, in respect of such information would have been required to be filed with the SEC, if we were subject to Section 13 or 15(d) of the Exchange Act, in each case, based on the dates on which we would be required to file such periodic reports with the SEC.

Listing. The Series A Preferred Stock is listed on the NYSE under the symbol “XRN PrA.”

Transfer Agent, Registrar and Depositary. Equiniti Trust Company, LLC is the transfer agent, registrar, dividend disbursing agent, redemption agent and depositary for the Series A Preferred Stock.

No Maturity, Sinking Fund or Mandatory Redemption. Our Series A Preferred Stock is perpetual and has no maturity date, and is not subject to any mandatory redemption, sinking fund or other similar provisions. Accordingly, our Series A Preferred Stock will remain outstanding indefinitely, unless and until we decide to redeem them or they are converted in connection with a Change of Control (as defined below) by the holders of the Series A Preferred Stock.

Redemption at Our Option. We may, at our option, redeem our Series A Preferred Stock for cash in whole or in part, from time to time, at any time, upon not less than 30 nor more than 60 days’ notice at a cash redemption price equal to $25.00 per share, plus any accumulated and unpaid dividends to, but excluding, the date of redemption. Holders of Series A Preferred Stock will have no right to require the redemption or repurchase of the Series A Preferred Stock. Investors should not expect us to redeem the Series A Preferred Stock on or after the date such shares become redeemable at our option.

If Series A Preferred Stock is to be redeemed, the notice of redemption shall be given by first class mail to the holders of record of the Series A Preferred Stock to be redeemed, mailed not less than 30 days nor more than 60 days prior to the date of redemption thereof (provided that, if the shares of Series A Preferred Stock are held in book-entry form through DTC, we may give such notice in any manner permitted by DTC). Each notice of redemption will include a statement setting forth: (i) the redemption date, (ii) the number of shares of Series A Preferred Stock to be redeemed and, if less than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder, (iii) the redemption price and (iv) the place or places where holders may surrender certificates evidencing shares of Series A Preferred Stock for payment of the redemption price. If notice of redemption of any Series A Preferred Stock has been given and if the funds necessary for such redemption have been set aside by us for the benefit of the holders of any Series A Preferred Stock so called for redemption, then, from and after the redemption date, dividends will cease to accrue on such Series A Preferred Stock, such Series A Preferred Stock shall no longer be deemed outstanding and all rights of the holders of such shares will terminate, except the right to receive the redemption price, without interest.

In the case of any redemption of only part of the Series A Preferred Stock at the time outstanding, the shares to be redeemed shall be selected either pro rata or by lot.

We may also redeem the Series A Preferred Stock in limited circumstances relating to maintaining our qualification as a REIT, as described below in “— Restrictions on Ownership and Transfer.”

Special Redemption Option upon a Change of Control. Upon the occurrence of a Change of Control (as defined below), we may redeem for cash, in whole or in part, the Series A Preferred Stock within 120 days after the date on which such Change of Control occurred, by paying $25.00 per share, plus any accumulated and unpaid dividends to, but excluding, the date of redemption. If, prior to the Change of Control Conversion Date (as defined below under the caption “— Conversion Rights upon a Change of Control”), we have provided or provide notice of redemption with respect to the Series A Preferred Stock (whether pursuant to our optional redemption right or our special redemption option), the holders of Series A Preferred Stock will not be permitted to exercise the conversion right described below under “— Conversion Rights upon a Change of Control” with respect to the shares subject to such notice.

We will mail to you, if you are a record holder of the Series A Preferred Stock, a notice of redemption no fewer than 30 days nor more than 60 days before the redemption date. We will send the notice to your address shown on our transfer books. A failure to give notice of redemption or any defect in the notice or in its mailing will not affect the validity of the redemption of any Series A Preferred Stock except as to the holder to whom notice was defective. Each notice will state the following:

•	the redemption date;

•	the special redemption price;

•	a statement setting forth the calculation of such special redemption price;

•	the number of shares of Series A Preferred Stock to be redeemed;

•	the place or places where the certificates, if any, representing shares of Series A Preferred Stock are to be surrendered for payment of the redemption price;

•	procedures for surrendering noncertificated shares of Series A Preferred Stock for payment of the redemption price;

•	that dividends on the shares of Series A Preferred Stock to be redeemed will cease to accrue on such redemption date unless we fail to pay the redemption price on such date;

•	that payment of the redemption price and any accrued and unpaid dividends will be made upon presentation and surrender of such shares of Series A Preferred Stock;

•

that the shares of Series A Preferred Stock are being redeemed pursuant to our special redemption option right in connection with the occurrence of a Change of Control and a brief description of the transaction or transactions constituting such Change of Control; and

•

that the holders of the shares of Series A Preferred Stock to which the notice relates will not be able to tender such shares of Series A Preferred Stock for conversion in connection with the Change of Control and each share of Series A Preferred Stock tendered for conversion that is selected, prior to the Change of Control Conversion Date, for redemption will be redeemed on the related date of redemption instead of converted on the Change of Control Conversion Date.

A “Change of Control” means, after the initial issuance of the Series A Preferred Stock, the following have occurred and are continuing:

•

the acquisition by any person, including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Exchange Act, of beneficial ownership, directly or indirectly, through a purchase, merger, conversion or other acquisition transaction or series of purchases, mergers, conversions or other acquisition transactions, of shares of our stock entitling that person to exercise more than 50% of the total voting power of all outstanding shares of our stock entitled to vote generally in the election of directors (except that the person will be deemed to have beneficial ownership of all securities that the person has the right to acquire, whether the right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition); and

•

following the closing of any transaction referred to in the bullet point above, neither we nor the acquiring or surviving entity has a class of common equity securities listed on the NYSE, the NYSE American or Nasdaq, or listed or quoted on an exchange or quotation system that is a successor to the NYSE, NYSE American or Nasdaq.

Conversion Right Upon a Change of Control. Upon the occurrence of a Change of Control, each holder of Series A Preferred Stock will have the right (unless, prior to the Change of Control Conversion Date (as defined below), we have provided or provide notice of our election to redeem, in whole or in part, the Series A Preferred Stock as described above under “— Redemption”) to convert some or all of the Series A Preferred Stock held by such holder (the “Change of Control Conversion Right”), on the Change of Control Conversion Date into a number of shares of our common stock per share of Series A Preferred Stock to be converted equal to the lesser of:

•

the quotient obtained by dividing (i) the sum of (x) the liquidation preference amount of $25.00 per share of Series A Preferred Stock, plus (y) any accrued and unpaid dividends thereon (whether or not declared) to, but excluding, the Change of Control Conversion Date (unless the Change of Control Conversion Date is after a record date for a Series A Preferred Stock dividend payment for which dividends have been declared and prior to the corresponding Series A Preferred Stock dividend payment date, in which case no additional amount for such accrued and unpaid dividend will be included in this sum and such declared dividend will instead be paid, on such dividend payment date, to the holder of record of the share of Series A Preferred Stock to be converted as of 5:00 p.m. New York City time, on such record date) by (ii) the Common Stock Share Price (as defined below); and

•	5.3419 (the “Share Cap”), subject to certain adjustments;

subject, in each case, to provisions for the receipt of alternative consideration as described below.

The Share Cap is subject to pro rata adjustments for any share splits (including those effected pursuant to a distribution of our common stock), subdivisions or combinations (in each case, a “Share Split”) with respect to our common stock as follows: the adjusted Share Cap as the result of a Share Split will be the number of common stock that is equivalent to the product obtained by multiplying (i) the Share Cap in effect immediately prior to such Share Split by (ii) a fraction, the numerator of which is the number of common stock outstanding after giving effect to such Share Split and the denominator of which is the number of our common stock outstanding immediately prior to such Share Split.

In the case of a Change of Control pursuant to which our common stock will be converted into cash, securities or other property or assets (including any combination thereof) (the “Alternative Form Consideration”), a holder of Series A Preferred Stock will receive upon conversion of such Series A Preferred Stock the kind and amount of Alternative Form Consideration that such holder would have owned or to which that holder would have been entitled to receive upon the Change of Control had such holder held a number of shares of our common stock equal to the Common Stock Conversion Consideration immediately prior to the effective time of the Change of Control (the “Alternative Conversion Consideration,” and the Common Stock Conversion Consideration or the Alternative Conversion Consideration, as may be applicable to a Change of Control, is referred to as the “Conversion Consideration”).

If the holders of our common stock have the opportunity to elect the form of consideration to be received in the Change of Control, the Conversion Consideration will be deemed to be the kind and amount of consideration actually received by holders of a majority of our common stock that voted for such an election (if electing between two types of consideration) or holders of a plurality of our common stock that voted for such an election (if electing between more than two types of consideration), as the case may be, and will be subject to any limitations to which all holders of our common stock are subject, including, without limitation, pro rata reductions applicable to any portion of the consideration payable in the Change of Control.

Within 15 days following the occurrence of a Change of Control, we will provide to holders of Series A Preferred Stock a notice of occurrence of the Change of Control that describes the resulting Change of Control Conversion Right. This notice will state the following:

•	the events constituting the Change of Control;

•	the date of the Change of Control;

•	the last date and time by which the holders of Series A Preferred Stock may exercise their Change of Control Conversion Right;

•	the method and period for calculating the Common Stock Share Price;

•	the Change of Control Conversion Date;

•

that if, prior to the Change of Control Conversion Date, we have provided or provide notice of our election to redeem all or any portion of the Series A Preferred Stock, holders will not be able to convert Series A Preferred Stock designated for redemption and such shares will be redeemed on the related redemption date, even if such shares have already been tendered for conversion pursuant to the Change of Control Conversion Right;

•	if applicable, the type and amount of Alternative Conversion Consideration entitled to be received per Series A Preferred Stock;

•	the name and address of the paying agent and the conversion agent; and

•	the procedures that the holders of Series A Preferred Stock must follow to exercise the Change of Control Conversion Right.

We will issue a press release for publication on the Dow Jones & Company, Inc., Business Wire, PR Newswire or Bloomberg Business News (or, if these organizations are not in existence at the time of issuance of the press release, such other news or press organization as is reasonably calculated to broadly disseminate the relevant information to the public), or post a notice on our website, in any event prior to the opening of business on the first business day following any date on which we provide the notice described above to the holders of Series A Preferred Stock.

To exercise the Change of Control Conversion Right, the holders of Series A Preferred Stock will be required to deliver, on or before the close of business on the Change of Control Conversion Date, the certificates (if any) or book entries representing Series A Preferred Stock to be converted, duly endorsed for transfer (if certificates are delivered), together with a completed written conversion notice to our transfer agent. The conversion notice must state:

•	the relevant Change of Control Conversion Date;

•	the number of Series A Preferred Stock to be converted; and

•	that the Series A Preferred Stock are to be converted pursuant to the change of control conversion right held by holders of Series A Preferred Stock.

We will not issue fractional shares of common stock upon the conversion of the Series A Preferred Stock. Instead, we will pay the cash value of any fractional share otherwise due, computed on the basis of the applicable Common Stock Share Price.

The “Change of Control Conversion Date” is the date on which the shares of Series A Preferred Stock are to be converted, which will be a business day selected by us that is no fewer than 20 days nor more than 35 days after the date on which we provide the notice described above to the holders of Series A Preferred Stock.

The “Common Stock Share Price” will be (i) if the consideration to be received in the Change of Control by the holders of our common stock is solely cash, the amount of cash consideration per share of common stock or (ii) if the consideration to be received in the Change of Control by holders of our common stock is other than solely cash (x) the average of the closing sale prices per share of our common stock (or, if no closing sale price is reported, the average of the closing bid and ask prices or, if more than one in either case, the average of the average closing bid and the average closing ask prices) for the 10 consecutive trading days immediately preceding, but not including, the effective date of the Change of Control as reported on the principal U.S. securities exchange on which our common stock is then traded, or (y) the average of the last quoted bid prices for our common stock in the over-the-counter market as reported by OTC Markets Group, Inc. or similar organization for the 10 consecutive trading days immediately preceding, but not including, the effective date of the Change of Control, if our common stock is not then listed for trading on a U.S. securities exchange.

Description of Series B Preferred Stock

2,050,000 shares of preferred stock have been designated as shares of Series B Preferred Stock.

Reopening. The articles supplementary establishing our Series B Preferred Stock permit us to “reopen” this series, without the consent of the holders of our Series B Preferred Stock, in order to issue additional shares of Series B Preferred Stock from time to time. We may in the future issue additional shares of Series B Preferred Stock without the consent of the holders of Series B Preferred Stock. Any additional shares of Series B Preferred Stock will have the same terms as our current Series B Preferred Stock. These additional shares of Series B Preferred Stock will, together with our current Series B Preferred Stock, constitute a single series of securities.

Maturity. Our Series B Preferred Stock has no stated maturity and is not subject to any sinking fund or mandatory redemption, and will remain outstanding indefinitely unless and until (i) we redeem such Series B Preferred Stock at our option as described below in “— Redemption,” or (ii) they are converted by the holder of such Series B Preferred Stock in the event of a Change of Control as described below in “— Conversion Right upon a Change of Control.”

Ranking. Our Series B Preferred Stock ranks, with respect to dividend rights and rights upon our liquidation, dissolution or winding up:

1)

senior to our common stock and to any other class or series of our equity shares with terms specifically providing that those equity shares rank junior to the Series B Preferred Stock with respect to rights of dividend payments and the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of the Company (“junior equity shares”);

2)

on parity with our Series A Preferred Stock and any other series of preferred or convertible preferred stock of the Company, the terms of which provide for cumulative dividends, other than the securities referred to in the immediately preceding and immediately following bullets (“parity equity shares”); and

3)

junior to all equity shares issued by us with terms specifically providing that those equity shares rank senior to the Series B Preferred Stock with respect to rights of dividend payments and the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of the Company, which issuance is subject to the approval of the holders of two-thirds of the outstanding Series B Preferred Stock and any parity equity shares (including the Series A Preferred Stock).

The term “equity shares” does not include convertible debt securities, which debt securities would rank senior to the Series B Preferred Stock.

Dividends. Holders of Series B Preferred Stock are entitled to receive, when, as and if declared by our board of directors or a duly authorized committee of the board of directors, out of funds legally available for the payment of dividends under Maryland law, cumulative cash dividends from the original issue date or the immediately preceding dividend payment date, as applicable, quarterly in arrears on January 31, April 30, July 31 and October 31 of each year (each, a “dividend payment date”). These cumulative cash dividends will accrue on the liquidation preference amount of $25.00 per share at a rate per annum equal to 8.00% of the liquidation preference of $25.00 per share (equivalent to $2.00 per share) with respect to each dividend period from and including the original issue date. If we issue additional shares of Series B Preferred Stock after the original issue date, dividends on such shares will accrue from the original issue date or the most recent dividend payment date at which dividends were paid in full.

Dividends will be payable to holders of record as of 5:00 p.m., New York time, on the related record date. The record dates for the Series B Preferred Stock are the January 15, April 15, July 15 or October 15 immediately preceding the relevant dividend payment date (each, a “dividend record date”). The term “business day” means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close in The City of New York.

A dividend period is the period from and including a dividend payment date to, but excluding, the next dividend payment date or any earlier redemption date. Dividends payable on the Series B Preferred Stock will be computed based on a 360-day year consisting of twelve 30-day months and will be calculated from the original issue date.

Notwithstanding the foregoing, dividends on the Series B Preferred Stock will accrue whether or not funds are legally available for the payment of those dividends, whether or not we have earnings and whether or not those dividends are authorized. No interest, or sum in lieu of interest, will be payable in respect of any dividend payment or payments on the Series B Preferred Stock which may be in arrears, and holders of the Series B Preferred Stock will not be entitled to any dividends in excess of full cumulative dividends described above. Any dividend payment made on the Series B Preferred Stock shall be first credited against the earliest accumulated but unpaid dividend due with respect to those shares.

If, for any taxable year, we designate as a “capital gain dividend,” as defined in Section 857 of the Code, which we refer to as a Capital Gains Amount, any portion of the dividends, as determined for U.S. federal income tax purposes, paid or made available for that year to holders of all classes of our shares of capital stock, then, except as otherwise required by applicable law, the portion of the Capital Gains Amount that shall be allocable to the holders of the Series B Preferred Stock will be in proportion to the amount that the total dividends, as determined for U.S. federal income tax purposes, paid or made available to holders of Series B Preferred Stock for the year bears to the total dividends paid or made available for that year to holders of all classes of our shares of capital stock. In addition, except as otherwise required by applicable law, we will make a similar allocation with respect to any undistributed long-term capital gains that are to be included in our stockholders’ long-term capital gains based on the allocation of the Capital Gains Amount that would have resulted if those undistributed long-term capital gains had been distributed as “capital gain dividends” by us to our stockholders.

Our Series B Preferred Stock ranks junior as to payment of dividends to any class or series of our preferred stock that we may issue in the future that is expressly stated to be senior as to payment of dividends and the distribution of assets upon liquidation, dissolution or winding up of the Company. If at any time we have failed to pay, on the applicable payment date, accrued dividends on any shares that rank in priority to the Series B Preferred Stock with respect to dividends, we may not pay any dividends on the Series B Preferred Stock or redeem or otherwise repurchase any Series B Preferred Stock until we have paid or set aside for payment the full amount of the unpaid dividends on the shares that rank in priority with respect to dividends that must, under the terms of such shares, be paid before we may pay dividends on, or redeem or repurchase, the Series B Preferred Stock.

So long as any shares of Series B Preferred Stock remain outstanding, no dividend or distribution shall be paid or declared on junior equity shares, and no junior equity shares shall be purchased, redeemed or otherwise acquired for consideration by us, directly or indirectly, during a dividend period, unless the full cumulative dividends on all outstanding shares of Series B Preferred Stock have been declared and paid (or declared and a sum sufficient for the payment thereof has been set aside).

The foregoing limitation does not apply to:

•	repurchases, redemptions or other acquisitions of junior equity shares of the Company in connection with any employee incentive or benefit plan;

•

an exchange, redemption, reclassification or conversion of any class or series of the Company’s junior equity shares, or any junior equity shares or securities of a subsidiary of the Company, for any class or series of the Company’s junior equity shares; or

•

any dividend in the form of shares of capital stock, warrants, options or other rights where the dividend security or the security issuable upon exercise of such warrants, options or other rights is the same security as that on which the dividend is being paid or ranks equal or junior to that security.

When dividends are not paid (or duly provided for) on any dividend payment date (or, in the case of parity equity shares) having dividend payment dates different from the dividend payment dates pertaining to the Series B Preferred Stock, on a dividend payment date falling within the related dividend period for Series B Preferred Stock) in full upon the Series B Preferred Stock and any other parity equity shares, all dividends declared upon the Series B Preferred Stock and all such parity equity shares payable on such dividend payment date (or, in the case of parity equity shares having dividend payment dates different from the dividend payment dates pertaining to the Series B Preferred Stock, on a dividend payment date falling within the related dividend period for the Series B Preferred Stock) shall be declared pro rata so that the respective amounts of such dividends shall bear the same ratio to each other as all accrued but unpaid dividends per share on the Series B Preferred Stock and all parity equity shares payable on such dividend payment date (or, in the case of parity equity shares having dividend payment dates different from the dividend payment dates pertaining to the Series B Preferred Stock, on a dividend payment date falling within the related dividend period for the Series B Preferred Stock) bear to each other.

Our board of directors will not authorize and we will not pay or set apart for payment dividends on our Series B Preferred Stock at any time when the terms and provisions of any agreement of ours, including any agreement relating to our indebtedness, prohibits the authorization, payment or setting apart for payment or provides that the authorization, payment or setting apart for payment would constitute a breach of the agreement or a default under the agreement, or if the authorization, payment or setting apart for payment shall be restricted or prohibited by law. We also have the right to withhold, from any amounts otherwise payable to you, with respect to all distributions (deemed or actual) to the extent that withholding is or was required for such distributions under applicable tax withholding rules.

Future distributions on our Series B Preferred Stock will be at the discretion of our board of directors and will depend on, among other things, our results of operations, funds from operations, cash flow from operations, financial condition and capital requirements, the annual distribution requirements under the REIT provisions of the Code, our debt service requirements and any other factors our board of directors deems relevant. In addition, our revolving credit facility contains provisions that could limit or, in certain cases, prohibit the payment of distributions on our common stock and preferred stock, including the Series B Preferred Stock. Accordingly, although we expect to pay scheduled cash dividends on our Series B Preferred Stock, we cannot guarantee that we will maintain these distributions or what the actual distributions will be for any future period.

Subject to the foregoing, dividends (payable in cash, shares or otherwise) may be determined by our board of directors (or a duly authorized committee of the board of directors) and may be declared and paid on our common stock and any shares of capital stock ranking, as to dividends, equally with or junior to the Series B Preferred Stock from time to time out of any funds legally available for such payment, and the Series B Preferred Stock shall not be entitled to participate in any such dividend.

Liquidation Rights. Upon any voluntary or involuntary liquidation, dissolution or winding up of the Company, holders of our Series B Preferred Stock are entitled to receive out of assets of the Company available for distribution to stockholders, after satisfaction of liabilities to creditors, if any, and subject to the rights of holders of any shares of capital stock then outstanding ranking senior to or on a parity with the Series B Preferred Stock (including the Series A Preferred Stock) in respect of distributions upon liquidation, dissolution or winding up of the Company, and before any distribution of assets is made to holders of common stock or of any of our other classes or series of stock ranking junior to the Series B Preferred Stock as to such a distribution, a liquidating distribution in the amount of $25.00 per share, plus accumulated and unpaid dividends (whether or not authorized or declared) through but excluding the date of the final distribution to such holders. Holders of the Series B Preferred Stock will not be entitled to any other amounts from us after they have received their full liquidation preference.

In any such distribution, if the assets of the Company are not sufficient to pay the liquidation preferences in full to all holders of the Series B Preferred Stock and all holders of any of our other shares of capital stock ranking equally as to such distribution with the Series B Preferred Stock (including the Series A Preferred Stock), the amounts paid to the holders of Series B Preferred Stock and to the holders of all such other shares will be paid pro rata in accordance with the respective aggregate liquidation preferences of those holders. In any such distribution, the “liquidation preference” of any holder of preferred stock means the amount otherwise payable to such holder in such distribution (assuming no limitation on our assets available for such distribution), including any accumulated but unpaid dividends (whether or not authorized or declared). If the liquidation preference has been paid in full to all holders of Series B Preferred Stock and any of our other shares of capital stock ranking equally as to the liquidation preference, the holders of our shares of capital stock ranking junior as to the liquidation preference shall be entitled to receive all remaining assets of the Company according to their respective rights and preferences.

For purposes of this section, the merger or consolidation of the Company with or into any other entity, a statutory share exchange or the sale, transfer or conveyance of all or substantially all of the assets of the Company, for cash, securities or other property shall not constitute a liquidation, dissolution or winding up of the Company. See “— Conversion Right upon a Change of Control” below for information about conversion of the Series B Preferred Stock in the event of a change of control of the Company.

Limited Voting Rights. Holders of the Series B Preferred Stock generally will have no voting rights. However, if we are in arrears on dividends, whether or not authorized or declared, on the Series B Preferred Stock for six or more quarterly periods, whether or not consecutive, holders of Series B Preferred Stock (voting as a single class together with the holders of all other classes or series of parity preferred stock and upon which like voting rights have been conferred and are exercisable (including the Series A Preferred Stock)) will be entitled to elect two additional directors at a special meeting called upon the request of at least 10% of such holders or at our next annual meeting and each subsequent annual meeting of stockholders, each additional director being referred to as a “Preferred Stock Director,” until all unpaid dividends with respect to the Series B Preferred Stock and such other classes or series of preferred stock with like voting rights have been paid. Each Preferred Stock Director will be elected by a plurality of the votes cast by the outstanding shares of Series B Preferred Stock and any other series of parity equity shares with like voting rights, voting together as a single class. Special meetings called in accordance with the provisions described in this paragraph shall be subject to the procedures in our bylaws, except that we, rather than the holders of Series B Preferred Stock or any other class or series of parity preferred stock entitled to vote thereon when they have the voting rights described above (voting together as a single class), will pay all costs and expenses of calling and holding the meeting.

Any Preferred Stock Director may be removed at any time with or without cause by the vote of, and may not be removed otherwise than by the vote of, the holders of record of a majority of the outstanding shares of Series B Preferred Stock and all other classes or series of parity preferred stock entitled to vote thereon when they have the voting rights described above (voting together as a single class). So long as a dividend arrearage continues, any vacancy in the office of a Preferred Stock Director may be filled by written consent of the Preferred Stock Director remaining in office, or if none remains in office, by a plurality of the votes cast by the outstanding shares of Series B Preferred Stock when they have the voting rights described above (voting as a single class with all other classes or series of parity preferred stock upon which like voting rights have been conferred and are exercisable).

So long as any shares of Series B Preferred Stock remain outstanding, we will not, without the affirmative vote or written consent of the holders of at least two-thirds of the then outstanding shares of Series B Preferred Stock and each other class or series of parity preferred stock with like voting rights (voting together as a single class), authorize, create, issue or increase the number of authorized or issued shares of, any class or series of equity shares ranking senior to the Series B Preferred Stock with respect to rights of dividend payments and the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of the Company, or reclassify any of our authorized equity shares into such equity shares, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase such equity shares. However, we may create additional classes of parity equity shares and junior equity shares, amend our charter and the articles supplementary establishing the Series B Preferred Stock to increase the authorized number of parity equity shares (including the shares of Series B Preferred Stock) and junior equity shares and issue additional series of parity equity shares and junior equity shares without the consent of any holder of Series B Preferred Stock.

In addition, the affirmative vote or written consent of the holders of at least two-thirds of the outstanding shares of Series B Preferred Stock and each other class or series of parity preferred stock with like voting rights (voting together as a single class) is required for us to amend, alter or repeal any provision of our charter, whether by merger, consolidation or otherwise, so as to materially and adversely affect the voting rights, powers or preferences of the Series B Preferred Stock, unless the Series B Preferred Stock remains outstanding without the terms being materially adversely changed or is converted into or exchanged for preferred stock of the surviving entity having terms substantially similar to those of the Series B Preferred Stock. If such amendment to our charter disproportionately affects the terms of the Series B Preferred Stock relative to the terms of one or more other classes or series of parity preferred stock, the affirmative vote or written consent of the holders of at least two-thirds of the outstanding shares of Series B Preferred Stock at the time, voting separately as a class, is required.

In any matter in which holders of Series B Preferred Stock may vote (as expressly provided in the articles supplementary setting forth the terms of the Series B Preferred Stock), each share of Series B Preferred Stock shall be entitled to one vote per share.

Information Rights. During any period in which we are not subject to Section 13 or 15(d) of the Exchange Act and any shares of Series B Preferred Stock are outstanding, we will (i) post to our website or transmit by mail (or other permissible means under the Exchange Act) to all holders of Series B Preferred Stock, as their names and addresses appear on our record books and without cost to such holders, copies of the Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, respectively, that we would have been required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act if we were subject thereto (other than any exhibits that would have been required) and (ii) promptly, upon request, supply copies of such reports to any holders or prospective holder of Series B Preferred Stock. We will post to our website or mail (or otherwise provide) the information to the holders of the Series B Preferred Stock within 15 days after the respective dates by which a report on Form 10-K or Form 10-Q, as the case may be, in respect of such information would have been required to be filed with the SEC, if we were subject to Section 13 or 15(d) of the Exchange Act, in each case, based on the dates on which we would be required to file such periodic reports with the SEC.

Listing. The Series B Preferred Stock is listed on the NYSE under the symbol “XRN PrB.”

Transfer Agent, Registrar and Depositary. Equiniti Trust Company, LLC is the transfer agent, registrar, dividend disbursing agent, redemption agent and depositary for the Series B Preferred Stock.

No Maturity, Sinking Fund or Mandatory Redemption. Our Series B Preferred Stock is perpetual and has no maturity date, and is not subject to any mandatory redemption, sinking fund or other similar provisions. Accordingly, our Series B Preferred Stock will remain outstanding indefinitely, unless and until we decide to redeem them or they are converted in connection with a Change of Control (as defined below) by the holders of the Series B Preferred Stock.

Redemption at Our Option. We may, at our option, redeem our Series B Preferred Stock for cash in whole or in part, from time to time, at any time on or after November 20, 2030, upon not less than 30 nor more than 60 days’ notice at a cash redemption price equal to $25.00 per share, plus any accumulated and unpaid dividends to, but excluding, the date of redemption. Holders of Series B Preferred Stock will have no right to require the redemption or repurchase of the Series B Preferred Stock. Investors should not expect us to redeem the Series B Preferred Stock on or after the date such shares become redeemable at our option.

If Series B Preferred Stock is to be redeemed, the notice of redemption shall be given by first class mail to the holders of record of the Series B Preferred Stock to be redeemed, mailed not less than 30 days nor more than 60 days prior to the date of redemption thereof (provided that, if the shares of Series B Preferred Stock are held in book-entry form through DTC, we may give such notice in any manner permitted by DTC). Each notice of redemption will include a statement setting forth: (i) the redemption date, (ii) the number of shares of Series B Preferred Stock to be redeemed and, if less than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder, (iii) the redemption price and (iv) the place or places where holders may surrender certificates evidencing shares of Series B Preferred Stock for payment of the redemption price. If notice of redemption of any Series B Preferred Stock has been given and if the funds necessary for such redemption have been set aside by us for the benefit of the holders of any Series B Preferred Stock so called for redemption, then, from and after the redemption date, dividends will cease to accrue on such Series B Preferred Stock, such Series B Preferred Stock shall no longer be deemed outstanding and all rights of the holders of such shares will terminate, except the right to receive the redemption price, without interest.

In the case of any redemption of only part of the Series B Preferred Stock at the time outstanding, the shares to be redeemed shall be selected either pro rata or by lot.

We may also redeem the Series B Preferred Stock in limited circumstances relating to maintaining our qualification as a REIT, as described below in “— Restrictions on Ownership and Transfer.”

Special Redemption Option upon a Change of Control. Upon the occurrence of a Change of Control (as defined below), we may redeem for cash, in whole or in part, the Series B Preferred Stock within 120 days after the date on which such Change of Control occurred, by paying $25.00 per share, plus any accumulated and unpaid dividends to, but excluding, the date of redemption. If, prior to the Change of Control Conversion Date (as defined below under the caption “— Conversion Rights upon a Change of Control”), we have provided or provide notice of redemption with respect to the Series B Preferred Stock (whether pursuant to our optional redemption right or our special redemption option), the holders of Series B Preferred Stock will not be permitted to exercise the conversion right described below under “— Conversion Rights upon a Change of Control” with respect to the shares subject to such notice.

We will mail to you, if you are a record holder of the Series B Preferred Stock, a notice of redemption no fewer than 30 days nor more than 60 days before the redemption date. We will send the notice to your address shown on our transfer books. A failure to give notice of redemption or any defect in the notice or in its mailing will not affect the validity of the redemption of any Series B Preferred Stock except as to the holder to whom notice was defective. Each notice will state the following:

•	the redemption date;

•	the special redemption price;

•	a statement setting forth the calculation of such special redemption price;

•	the number of shares of Series B Preferred Stock to be redeemed;

•	the place or places where the certificates, if any, representing shares of Series B Preferred Stock are to be surrendered for payment of the redemption price;

•	procedures for surrendering noncertificated shares of Series B Preferred Stock for payment of the redemption price;

•	that dividends on the shares of Series B Preferred Stock to be redeemed will cease to accrue on such redemption date unless we fail to pay the redemption price on such date;

•	that payment of the redemption price and any accrued and unpaid dividends will be made upon presentation and surrender of such shares of Series B Preferred Stock;

•

that the shares of Series B Preferred Stock are being redeemed pursuant to our special redemption option right in connection with the occurrence of a Change of Control and a brief description of the transaction or transactions constituting such Change of Control; and

•

that the holders of the shares of Series B Preferred Stock to which the notice relates will not be able to tender such shares of Series B Preferred Stock for conversion in connection with the Change of Control and each share of Series B Preferred Stock tendered for conversion that is selected, prior to the Change of Control Conversion Date, for redemption will be redeemed on the related date of redemption instead of converted on the Change of Control Conversion Date.

A “Change of Control” means, after the initial issuance of the Series B Preferred Stock, the following have occurred and are continuing:

•

the acquisition by any person, including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Exchange Act, of beneficial ownership, directly or indirectly, through a purchase, merger, conversion or other acquisition transaction or series of purchases, mergers, conversions or other acquisition transactions, of shares of our stock entitling that person to exercise more than 50% of the total voting power of all outstanding shares of our stock entitled to vote generally in the election of directors (except that the person will be deemed to have beneficial ownership of all securities that the person has the right to acquire, whether the right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition); and

•

following the closing of any transaction referred to in the bullet point above, neither we nor the acquiring or surviving entity has a class of common equity securities listed on the NYSE, the NYSE American or Nasdaq, or listed or quoted on an exchange or quotation system that is a successor to the NYSE, NYSE American LLC or Nasdaq.

Notwithstanding the foregoing, if the transaction or series of transactions described in the first bullet point above (the “Change of Control Transaction”) forms part of a series of related transactions that are closed or consummated within twelve (12) months of the closing or consummation of the Change of Control Transaction (including, without limitation, any merger, consolidation, sale or transfer of assets, recapitalization, reorganization, or special or extraordinary distribution, in each case outside of the ordinary course of our business (the “Related Transactions”)), and if the aggregate consideration paid to us and/or holders of our common stock in connection with the Change of Control Transaction represents less than 50.0% of the aggregate consideration payable to us and/or our holders of common stock in connection with both the Change of Control Transaction and the Related Transaction on a combined basis, then the Change of Control Transaction shall be deemed to constitute a Change of Control, regardless of whether the second bullet point above is satisfied.

Conversion Right Upon a Change of Control. Upon the occurrence of a Change of Control, each holder of Series B Preferred Stock will have the right (unless, prior to the Change of Control Conversion Date (as defined below), we have provided or provide notice of our election to redeem, in whole or in part, the Series B Preferred Stock as described above under “— Redemption”) to convert some or all of the Series B Preferred Stock held by such holder (the “Change of Control Conversion Right”), on the Change of Control Conversion Date into a number of shares of our common stock per share of Series B Preferred Stock to be converted equal to the lesser of:

•

the quotient obtained by dividing (i) the sum of (x) the liquidation preference amount of $25.00 per share of Series B Preferred Stock, plus (y) any accrued and unpaid dividends thereon (whether or not declared) to, but excluding, the Change of Control Conversion Date (unless the Change of Control Conversion Date is after a record date for a Series B Preferred Stock dividend payment for which dividends have been declared and prior to the corresponding Series B Preferred Stock dividend payment date, in which case no additional amount for such accrued and unpaid dividend will be included in this sum and such declared dividend will instead be paid, on such dividend payment date, to the holder of record of the share of Series B Preferred Stock to be converted as of 5:00 p.m. New York City time, on such record date) by (ii) the Common Stock Share Price (as defined below); and

•	1.55666 (the “Share Cap”), subject to certain adjustments;

subject, in each case, to provisions for the receipt of alternative consideration as described below.

The Share Cap is subject to pro rata adjustments for any share splits (including those effected pursuant to a distribution of our common stock), subdivisions or combinations (in each case, a “Share Split”) with respect to our common stock as follows: the adjusted Share Cap as the result of a Share Split will be the number of shares of common stock that is equivalent to the product obtained by multiplying (i) the Share Cap in effect immediately prior to such Share Split by (ii) a fraction, the numerator of which is the number of shares of common stock outstanding after giving effect to such Share Split and the denominator of which is the number of shares of our common stock outstanding immediately prior to such Share Split.

In the case of a Change of Control pursuant to which our common stock will be converted into cash, securities or other property or assets (including any combination thereof) (the “Alternative Form Consideration”), a holder of Series B Preferred Stock will receive upon conversion of such Series B Preferred Stock the kind and amount of Alternative Form Consideration that such holder would have owned or to which that holder would have been entitled to receive upon the Change of Control had such holder held a number of shares of our common stock equal to the Common Stock Conversion Consideration immediately prior to the effective time of the Change of Control (the “Alternative Conversion Consideration,” and the Common Stock Conversion Consideration or the Alternative Conversion Consideration, as may be applicable to a Change of Control, is referred to as the “Conversion Consideration”).

If the holders of our common stock have the opportunity to elect the form of consideration to be received in the Change of Control, the Conversion Consideration will be deemed to be the kind and amount of consideration actually received by holders of a majority of our common stock that voted for such an election (if electing between two types of consideration) or holders of a plurality of our common stock that voted for such an election (if electing between more than two types of consideration), as the case may be, and will be subject to any limitations to which all holders of our common stock are subject, including, without limitation, pro rata reductions applicable to any portion of the consideration payable in the Change of Control.

Within 15 days following the occurrence of a Change of Control, we will provide to holders of Series B Preferred Stock a notice of occurrence of the Change of Control that describes the resulting Change of Control Conversion Right. This notice will state the following:

•	the events constituting the Change of Control;

•	the date of the Change of Control;

•	the last date and time by which the holders of Series B Preferred Stock may exercise their Change of Control Conversion Right;

•	the method and period for calculating the Common Stock Share Price;

•	the Change of Control Conversion Date;

•

that if, prior to the Change of Control Conversion Date, we have provided or provide notice of our election to redeem all or any portion of the Series B Preferred Stock, holders will not be able to convert Series B Preferred Stock designated for redemption and such shares will be redeemed on the related redemption date, even if such shares have already been tendered for conversion pursuant to the Change of Control Conversion Right;

•	if applicable, the type and amount of Alternative Conversion Consideration entitled to be received per share of Series B Preferred Stock;

•	the name and address of the paying agent and the conversion agent; and

•	the procedures that the holders of Series B Preferred Stock must follow to exercise the Change of Control Conversion Right.

We will issue a press release for publication on the Dow Jones & Company, Inc., Business Wire, PR Newswire or Bloomberg Business News (or, if these organizations are not in existence at the time of issuance of the press release, such other news or press organization as is reasonably calculated to broadly disseminate the relevant information to the public), or post a notice on our website, in any event prior to the opening of business on the first business day following any date on which we provide the notice described above to the holders of Series B Preferred Stock.

To exercise the Change of Control Conversion Right, the holders of Series B Preferred Stock will be required to deliver, on or before the close of business on the Change of Control Conversion Date, the certificates (if any) or book entries representing Series B Preferred Stock to be converted, duly endorsed for transfer (if certificates are delivered), together with a completed written conversion notice to our transfer agent. The conversion notice must state:

•	the relevant Change of Control Conversion Date;

•	the number of Series B Preferred Stock to be converted; and

•	that the Series B Preferred Stock are to be converted pursuant to the change of control conversion right held by holders of Series B Preferred Stock.

We will not issue fractional shares of common stock upon the conversion of the Series B Preferred Stock. Instead, we will pay the cash value of any fractional share otherwise due, computed on the basis of the applicable Common Stock Share Price.

The “Change of Control Conversion Date” is the date on which the shares of Series B Preferred Stock are to be converted, which will be a business day selected by us that is no fewer than 20 days nor more than 35 days after the date on which we provide the notice described above to the holders of Series B Preferred Stock.

The “Common Stock Share Price” will be (i) if the consideration to be received in the Change of Control by the holders of our common stock is solely cash, the amount of cash consideration per share of common stock or (ii) if the consideration to be received in the Change of Control by holders of our common stock is other than solely cash (x) the average of the closing sale prices per share of our common stock (or, if no closing sale price is reported, the average of the closing bid and ask prices or, if more than one in either case, the average of the average closing bid and the average closing ask prices) for the 10 consecutive trading days immediately preceding, but not including, the effective date of the Change of Control as reported on the principal U.S. securities exchange on which our common stock is then traded, or (y) the average of the last quoted bid prices for our common stock in the over-the-counter market as reported by OTC Markets Group, Inc. or similar organization for the 10 consecutive trading days immediately preceding, but not including, the effective date of the Change of Control, if our common stock is not then listed for trading on a U.S. securities exchange.

Restrictions on Ownership and Transfer

For us to qualify as a REIT under the Code, our shares of common stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months (other than the first year for which an election to be a REIT has been made) or during a proportionate part of a shorter taxable year. Also, not more than 50% of the value of our outstanding shares of stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year (other than the first year for which an election to be a REIT has been made).

To assist us in qualifying as a REIT, among other purposes, our charter, subject to certain exceptions, restricts the amount of shares of our stock that a person may beneficially or constructively own. Our charter provides that, subject to certain exceptions, no person may beneficially or constructively own more than 9.8% in value or in number of shares, whichever is more restrictive, of the outstanding shares of any class or series of our capital stock.

Our charter also prohibits any person from (i) beneficially owning our shares of capital stock to the extent that such beneficial ownership would result in our being “closely held” within the meaning of Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of the taxable year), (ii) transferring our shares of capital stock to the extent that such transfer would result in our shares of capital stock being beneficially owned by less than 100 persons (determined under the principles of Section 856(a)(5) of the Code), (iii) beneficially or constructively owning our shares of capital stock to the extent such beneficial or constructive ownership would cause us to constructively own ten percent or more of the ownership interests in a tenant (other than a taxable REIT subsidiary, or TRS) of our real property within the meaning of Section 856(d)(2)(B) of the Code, and (iv) beneficially or constructively owning our shares of capital stock if such beneficial or constructive ownership would otherwise cause us to fail to qualify as a REIT under the Code, including, but not limited to, as a result of any operator that manages a “qualified healthcare property” for a TRS of ours failing to qualify as an “eligible independent contractor” under the REIT rules. Any person who acquires or attempts or intends to acquire beneficial or constructive ownership of our shares of capital stock that will or may violate any of the foregoing restrictions on transferability and ownership, or any person who would have owned our shares of capital stock that resulted in a transfer of shares of our capital stock to a charitable trust (as described below), is required to give written notice immediately to us, or in the case of a proposed or attempted transaction, to give at least 15 days’ prior written notice, and provide us with such other information as we may request in order to determine the effect of such transfer on our status as a REIT. The foregoing restrictions on transferability and ownership will not apply if our board of directors determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT.

Our board of directors, in its sole discretion, may prospectively or retroactively exempt a person from the limits described in the paragraph above and may establish or increase an excepted holder limit (as defined in our charter) for such person. The person seeking an exemption must provide to our board of directors such representations, covenants and undertakings as our board of directors may deem appropriate in order to conclude that granting the exemption and establishing or increasing the excepted holder limit will not cause us to lose our status as a REIT. Our board of directors may require a ruling from the Internal Revenue Service or an opinion of counsel, in either case in form and substance satisfactory to the board of directors, in its sole discretion, in order to determine or ensure our status as a REIT.

Any attempted transfer of our shares of capital stock which, if effective, would violate any of the restrictions described above will result in the number of shares of our capital stock causing the violation (rounded up to the nearest whole share) to be automatically transferred to a trust for the exclusive benefit of one or more charitable beneficiaries, except that any transfer that results in the violation of the restriction relating to our shares of capital stock being beneficially owned by fewer than 100 persons will be void ab initio. In either case, the proposed transferee will not acquire any rights in such shares. The automatic transfer will be deemed to be effective as of the close of business on the business day prior to the date of the purported transfer or other event that results in the transfer to the trust. Shares held in the trust will be issued and outstanding shares. The proposed transferee will not benefit economically from ownership of any shares held in the trust, will have no rights to dividends or other distributions and will have no rights to vote or other rights attributable to the shares held in the trust. The trustee of the trust will have all voting rights and rights to dividends or other distributions with respect to shares held in the trust. These rights will be exercised for the exclusive benefit of the charitable beneficiary. Any dividend or other distribution paid prior to our discovery that shares have been transferred to the trust will be paid by the recipient to the trustee upon demand. Any distribution authorized but unpaid will be paid when due to the trustee. Any dividend or other distribution paid to the trustee will be held in trust for the charitable beneficiary. Subject to Maryland law, the trustee will have the authority (i) to rescind as void any vote cast by the proposed transferee prior to our discovery that the shares have been transferred to the trust and (ii) to recast the vote in accordance with the desires of the trustee acting for the benefit of the charitable beneficiary. However, if we have already taken irreversible corporate action, then the trustee will not have the authority to rescind and recast the vote.

Within 20 days of receiving notice from us that shares of stock have been transferred to the trust, the trustee will sell the shares to a person designated by the trustee, whose ownership of the shares will not violate the above ownership and transfer limitations. Upon the sale, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the proposed transferee and to the charitable beneficiary as follows. The proposed transferee will receive the lesser of (i) the price paid by the proposed transferee for the shares or, if the proposed transferee did not give value for the shares in connection with the event causing the shares to be held in the trust (e.g., a gift, devise or other similar transaction), the market price (as defined in our charter) of the shares on the day of the event causing the shares to be held in the trust and (ii) the price received by the trustee (net of any commission and other expenses of sale) from the sale or other disposition of the shares. The trustee may reduce the amount payable to the proposed transferee by the amount of dividends or other distributions paid to the proposed transferee and owed by the proposed transferee to the trustee. Any net sale proceeds in excess of the amount payable to the proposed transferee will be paid immediately to the charitable beneficiary. If, prior to our discovery that our shares of capital stock have been transferred to the trust, the shares are sold by the proposed transferee, then (i) the shares shall be deemed to have been sold on behalf of the trust and (ii) to the extent that the proposed transferee received an amount for the shares that exceeds the amount he or she was entitled to receive, the excess shall be paid to the trustee upon demand.

If a transfer to a charitable trust, as described above, would be ineffective for any reason to prevent a violation of a restriction, the transfer that would have resulted in such violation will be void ab initio, and the proposed transferee shall acquire no rights in such shares.

Every owner of more than 5% (or such lower percentage as required by the Code or the regulations promulgated thereunder) of our shares of common stock, within 30 days after the end of each taxable year, is required to give us written notice, stating his or her name and address, the number of shares of each class and series of our stock that he or she beneficially owns and a description of the manner in which the shares are held. Each such owner will provide us with such additional information as we may request in order to determine the effect, if any, of his or her beneficial ownership on our status as a REIT and to ensure compliance with the ownership limits. In addition, each stockholder will upon demand be required to provide us with such information as we may request in good faith in order to determine our status as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance and to ensure compliance with the stock ownership limit.

These ownership limitations could delay, defer or prevent a transaction or a change in control that might involve a premium price for our common stock or otherwise be in the best interest of our stockholders.

Certain Provisions of Maryland Law and of Our Charter and Bylaws

Number of Directors; Vacancies

Our charter and bylaws provide that the number of directors of our Company will not be less than the minimum number required under the MGCL, which is one, and, unless our bylaws are amended, not more than fifteen, and the number of directors of our company may be increased or decreased pursuant to our bylaws by a vote of the majority of our entire board of directors. Our charter provides for an election to be subject to Title 3, Subtitle 8 of the MGCL and therefore, subject to the rights of holders of one or more classes or series of preferred stock, any vacancy may be filled only by a majority of the remaining directors, even if the remaining directors do not constitute a quorum, and any director elected to fill a vacancy will serve for the full term of the directorship in which such vacancy occurred and until a successor is elected and qualifies.

Pursuant to our charter and bylaws, each member of our board of directors is elected by our stockholders to serve until the next annual meeting of stockholders and until his or her successor is duly elected and qualifies. Directors are elected by a majority of votes cast; provided, however, that directors are elected by a plurality of the votes cast at a meeting of stockholders for which our Secretary determines that the number of nominees exceeds the number of directors to be elected as of the record date for such meeting of stockholders. Holders of shares of our common stock have no right to cumulative voting in the election of directors, and directors are elected by a majority of all the votes cast in the election of directors. Consequently, at each annual meeting of stockholders, the holders of a majority of the shares of our common stock will be able to elect all of our directors. The presence in person or by proxy of stockholders entitled to cast a majority of all the votes entitled to be cast at a meeting constitutes a quorum.

Removal of Directors

Our charter provides that, subject to the rights of holders of any series of preferred stock, a director may be removed only for “cause,” and then only by the affirmative vote of at least two-thirds of the votes entitled to be cast generally in the election of directors. For this purpose, “cause” means, with respect to any particular director, conviction of a felony or a final judgment of a court of competent jurisdiction holding that such director caused demonstrable, material harm to us through bad faith or active and deliberate dishonesty. These provisions, when coupled with the exclusive power of our board of directors to fill vacancies on our board of directors, generally precludes stockholders from (i) removing incumbent directors except for “cause” and with a substantial affirmative vote and (ii) filling the vacancies created by such removal with their own nominees.

Business Combinations

Under certain provisions of the MGCL applicable to Maryland corporations, certain “business combinations,” including a merger, consolidation, share exchange or, in certain circumstances, an asset transfer or issuance or reclassification of equity securities, between a Maryland corporation and an “interested stockholder” or, generally, any person who beneficially owns 10% or more of the voting power of the corporation’s outstanding voting shares or an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the corporation’s then outstanding voting stock, or an affiliate of such an interested stockholder, are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. Thereafter, any such business combination must be recommended by the board of directors of such corporation and approved by the affirmative vote of at least (a) 80% of the votes entitled to be cast by holders of the corporation’s outstanding voting stock and (b) two-thirds of the votes entitled to be cast by holders of the corporation’s voting stock other than stock held by the interested stockholder with whom (or with whose affiliate) the business combination is to be effected or held by an affiliate or associate of the interested stockholder, unless, among other conditions, the corporation’s stockholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the interested stockholder for its shares. Under the MGCL, a person is not an “interested stockholder” if the board of directors approved in advance the transaction by which the person otherwise would have become an interested stockholder. A corporation’s board of directors may provide that its approval is subject to compliance with any terms and conditions determined by it.

These provisions of the MGCL do not apply, however, to business combinations that are approved or exempted by a board of directors prior to the time that the interested stockholder becomes an interested stockholder. Pursuant to the MGCL, our board of directors has by resolution exempted business combinations between us and any other person from these provisions of the MGCL, provided that the business combination is first approved by our board of directors, including a majority of directors who are not affiliates or associates of such person, and, consequently, the five year prohibition and the supermajority vote requirements will not apply to such business combinations. As a result, any person may be able to enter into business combinations with us that may not be in the best interests of our stockholders without compliance by us with the supermajority vote requirements and other provisions of the statute. This resolution, however, may be altered or repealed in whole or in part at any time. If this resolution is repealed, or our board of directors does not otherwise approve a business combination, the statute may discourage others from trying to acquire control of us and increase the difficulty of consummating any offer.

Control Share Acquisitions

The MGCL provides that “control shares” of a Maryland corporation acquired in a “control share acquisition” have no voting rights except to the extent approved by the affirmative vote of two-thirds of the votes entitled to be cast on the matter, excluding shares of stock in a corporation in respect of which any of the following persons is entitled to exercise or direct the exercise of the voting power of such shares in the election of directors: (1) a person who makes or proposes to make a control share acquisition, (2) an officer of the corporation or (3) an employee of the corporation who is also a director of corporation. “Control shares” are voting shares which, if aggregated with all other such shares owned by the acquirer or in respect of which the acquirer is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquirer to exercise voting power in electing directors within one of the following ranges of voting power: (A) one-tenth or more but less than one-third, (B) one-third or more but less than a majority or (C) a majority or more of all voting power. Control shares do not include shares that the acquirer is then entitled to vote as a result of having previously obtained stockholder approval. A “control share acquisition” means the acquisition of control shares, subject to certain exceptions.

A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses), may compel our board of directors to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders’ meeting.

If voting rights are not approved at the meeting or if the acquirer does not deliver an acquiring person statement as required by the statute, then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquirer or of any meeting of stockholders at which the voting rights of such shares are considered and not approved. If voting rights for control shares are approved at a stockholders’ meeting and the acquirer becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquirer in the control share acquisition.

The control share acquisition statute does not apply to (a) shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction or (b) acquisitions approved or exempted by the charter or bylaws of the corporation.

Our bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of our shares. Our bylaws also provide that such provision may be repealed, in whole or in part, at any time, whether before or after an acquisition of control shares and, upon such repeal, may, to the extent provided by any successor bylaw, apply to any prior or subsequent control share acquisition. There is no assurance that such provision will not be amended or eliminated at any time in the future.

Subtitle 8

Subtitle 8 of Title 3 of the MGCL permits a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors to elect to be subject, by provision in its charter or bylaws or a resolution of its board of directors and notwithstanding any contrary provision in the charter or bylaws, to any or all of the following five provisions.

•	a classified board;

•	a two-thirds vote requirement for removing a director;

•	a requirement that the number of directors be fixed only by vote of the directors;

•	a requirement that a vacancy on the board be filled only by the remaining directors and for the remainder of the full term of the class of directors in which the vacancy occurred; and

•	a majority requirement for the calling of a special meeting of stockholders.

Through provisions in our charter and bylaws unrelated to Subtitle 8, we already (1) require the affirmative vote of the holders of not less than two-thirds of all of the votes entitled to be cast on the matter for the removal of any director from the board of directors, which removal will be allowed only for cause, (2) vest in the board of directors the exclusive power to fix the number of directors and (3) require, unless called by our Chairman, Chief Executive Officer, President or board of directors, the request of stockholders entitled to cast not less than a majority of the votes entitled to be cast at such meeting to call a special meeting of stockholders. Our charter contains a provision electing to be subject to the provisions of Subtitle 8 such that all vacancies on our board of directors can be filled only by the remaining directors and for the remainder of the full term of the class of directors in which the vacancy occurred.

Anti-takeover Effect of Certain Provisions of Maryland Law and of Our Charter and Bylaws

If the applicable exemption in our bylaws is repealed and the applicable resolution of our board of directors is repealed, the control share acquisition provisions and the business combination provisions of the MGCL, respectively, as well as the provisions in our charter and bylaws, as applicable, on removal of directors and the filling of director vacancies and the restrictions on ownership and transfer of stock, together with the advance notice and stockholder-requested special meeting provisions of our bylaws, alone or in combination, could serve to delay, deter or prevent a transaction or a change in our control that might involve a premium price for holders of our shares of common stock or otherwise be in their best interests.

Mergers; Extraordinary Transactions

Under the MGCL, a Maryland corporation generally cannot merge with another entity, dissolve, convert into or consolidate with another entity, sell all or substantially all of its assets, or engage in a statutory share exchange unless advised by its board of directors and approved by the affirmative vote of stockholders holding at least two-thirds of the shares entitled to vote on the matter unless a lesser percentage (but not less than a majority of all of the votes entitled to be cast on the matter) is set forth in the corporation’s charter. Our charter provides that these actions may be taken only if such action is declared advisable by our board of directors and approved by the affirmative vote of stockholders entitled to cast a majority of all the votes entitled to be cast on the matter.

Amendments to Our Charter and Bylaws

Under the MGCL, a Maryland corporation generally cannot amend its charter unless advised by its board of directors and approved by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter unless a different percentage (but not less than a majority of all of the votes entitled to be cast on the matter) is set forth in the company’s charter. Our charter provides that except for amendments to the provisions of our charter related to (i) the removal of directors, (ii) the restrictions on transferred ownership of our capital stock and (iii) the vote required to amend such amendment provisions (each of which require the affirmative vote of the holders of not less than two-thirds of all the votes entitled to be cast on the matter) and certain amendments that pursuant to the MGCL require only approval by our board of directors, our charter may be amended only with the approval of our board of directors and the affirmative vote of the holders of shares of not less than a majority of all of the votes entitled to be cast on the matter.

Generally, our board of directors and stockholders have the power to adopt, alter or repeal any provision of our bylaws and to make new bylaws; provided, however, that certain bylaws may only be altered or repealed by our board of directors.